EXHIBIT 10.5


                      EXECUTIVE PERFORMANCE INCENTIVE PLAN

                            OF THE COCA-COLA COMPANY

                as amended and restated effective April 21, 1999


                                I. PLAN OBJECTIVE

     The purpose of the Executive Performance Incentive Plan of The Coca-Cola Company is to promote the interests of The Coca-Cola Company by providing additional incentive for participating executive and senior officers who contribute to the improvement of operating results of the Company and to reward outstanding performance on the part of those individuals whose decisions and actions most significantly affect the growth and profitability and efficient operation of the Company.


                                 II. DEFINITIONS

     The terms used herein will have the following meanings:

          a. "Plan" means this Executive Performance Incentive Plan of The Coca-Cola Company.

          b. "Code" means the Internal Revenue Code of 1986, as amended.

          c. "Company" means The Coca-Cola Company and any corporation or other business organization in which the Company owns, directly or indirectly, at least 20% of the voting stock or capital.

          d. "Board of Directors" means the Board of Directors of The Coca-Cola Company.

          e. "Committee" means the Compensation Committee of the Board of Directors or a subcommittee thereof consisting of not less than two members of the Board of Directors.

          f. "Opportunity" will have the meaning set forth in Section V(a) hereof.

          g. "Award" means an award, with adjustments (if any), paid pursuant to the provisions of the Plan.

          h. "Plan Year" means the 12 month period beginning January 1 and ending December 31.

          i. "Participant" means an executive or senior officer who is selected for participation by the Committee.


                         III. ADMINISTRATION OF THE PLAN

     The Committee will have full power and authority to interpret and administer the Plan in accordance with the rules and determinations adopted by it.


                                 IV. ELIGIBILITY

     Eligibility for participation in the Plan is limited to executive officers who are selected in the sole discretion of the Committee. No person will be automatically entitled to participate in the Plan in any Plan Year. Any person who has been designated a Participant for a particular Plan Year will be ineligible to participate in the Annual Performance Incentive Plan of the Company for such Plan Year.

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     The fact that an executive or senior officer has been designated eligible to participate in the Plan in one Plan Year does not assure that such officer will be eligible to participate in any subsequent year. The fact that an executive officer participates in the Plan for any Plan Year does not mean that such officer will receive an Award in any Plan Year.

     The Committee will determine an executive or senior officer's participation in the Plan prior to the time when substantial services as an executive or senior officer relating to the Plan Year are rendered. In the case of an employee who becomes an executive or senior officer after the commencement of the Plan Year, the Committee will determine whether the employee will become a Participant for the Plan Year during which he became an executive or senior officer.


                            V. DETERMINATION OF GOALS

     a. Within 90 days after the beginning of each Plan Year, the Committee will determine a dollar amount for each Participant which will represent a percentage of the Participant's annual salary and level of responsibility (the "Opportunity") for that Plan Year. The Opportunity cannot be increased for the Plan Year. The Committee will also, at the time the Opportunity is determined, construct a matrix in which one axis will consist of volume growth as compared to budget and the other axis will consist of the change in earnings per share of the Common Stock of The Coca-Cola Company from the immediately prior Plan Year to the current Plan Year. These factors are given approximate equal weight. The Committee will construct a matrix pairing volume growth, although the actual targets for performance may vary, for each of (i) the Company as a whole, and
(ii) other operating groups of the Company as specified by the Committee in each case, with earnings per share change. For each matrix, the intersection of axes on each matrix will be a percentage which will be multiplied against the Opportunity.

     In the event that a Participant is assigned an Opportunity following the time at which Opportunities are normally established for the Plan Year due to placement in an executive or senior position after the start of the Plan Year, the Committee will adopt a matrix with respect to such Opportunity. Volume growth and earnings per share gain under the matrix will be determined by comparing (1) volume and earnings per share for the period commencing on the first day of the calendar month in which the Participant becomes an executive or senior officer and ending on the last day of the Plan Year, to (2) volume and earnings per share for the same calendar months during the preceding Plan Year.

     After completion of the Plan Year, volume growth, operating profit and earnings per share will be calculated for the Company and for operating groups as required for the appropriate period, and applied to the appropriate matrices. The resulting percentage will then be multiplied against the Opportunity. The resulting dollar amount will be further adjusted by increasing the result by 5% if share of carbonated soft drink sales (as defined by the Committee at the time of its determination of Opportunities for the Plan Year) increased for the Company or the operating group covered by the grid by at least 1% and decreased by 5% if such share decreased by at least 1% of the prior share.

     For the Chief Executive Officer, the President (if any) and other executive officers with staff functions, the above-described calculations will be performed only on the matrix relating to the Company's consolidated results. For the executive or senior officers whose responsibilities fall under the specified operating groups of the Company, the Award will be determined 30% by the above calculation performed on the Company's consolidated results and 70% based on the results of the matrix for the relevant operating groups. Participants who change executive positions during the Plan Year and who retain the Opportunity initially set for them will have their Award determined by prorating the portion of the Award that would be derived under each applicable matrix for the portion of the year during which such matrix applies to the Participant. If a matrix does not exist with respect to the Participant's new executive or senior position, the portion of his Award relating to the new position will be determined with reference to the matrix for the Company's consolidated results.

     b. Attainment of performance goals for a particular Plan Year will be certified by the Committee and Awards will be paid for such Plan Year at such time following the end of the Plan Year as will be determined by the

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Committee.  The date on which the Committee certifies the attainment of performance goals and determines the Awards is called the "Award
Certification Date."


                            VI. LIMITATION ON AWARDS

     No Award for any Plan Year to a Participant will exceed $3,000,000.


                        VII. METHOD OF PAYMENT OF AWARDS

     All Awards will be paid in cash within 60 days of the Award Certification Date unless the Committee has, no later than the grant of an Award, received and, in its sole discretion, approved a request by a Participant to defer receipt of any Award in accordance with the following options:

          a. An option to receive full cash payment at a date, specified in the request, not less than one year from the date of the Award nor more than one year after the Participant's date of retirement; or

          b. An option to receive the Award in equal annual installments over a period, specified in the request, of not more than 15 years, such period commencing not less than one year from the Award Certification Date nor more than one year after the Award Certification Date.

     Any request to defer receipt of an Award will specify the particular option chosen. Any amount deferred in accordance with the above options will bear interest at the prime rate of SunTrust Bank, Atlanta as in effect from time to time from the date on which Awards which have not been deferred in accordance with this Section VII are paid to the date of payment, but interest will in no case constitute interest which is "above-market" as set forth in Item 402 of Regulation S-K (or any successor provision) promulgated by the Securities and Exchange Commission.

     The Company will have the right to deduct from any payment, in whole or in part, of an Award, any taxes required to be withheld with respect to such payment.

     A Participant who retires, is granted a leave of absence or whose employment is otherwise terminated prior to the end of such Plan Year will have his Award pro-rated to reflect his actual term of service. The Committee, in its sole discretion, may reduce or refuse to pay such pro-rated Award.

     Awards and interest thereon, if any, which are due to a Participant and which remain unpaid at the time of his or her death will be paid in full to the executor or administrator of such Participant's estate within 90 days from the date of the Participant's death.


                          VIII. EFFECT ON BENEFIT PLANS

     Awards will be included in the computation of benefits under the Employee Retirement Plan, Overseas Retirement Plan and other retirement plans maintained by the Company under which the Participant may be covered and the Thrift and Investment Plan, subject to all applicable laws and in accordance with the provisions of those plans.

     Awards will not be included in the computation of benefits under any group life insurance plan, travel accident insurance plan, personal accident insurance plan or under Company policies such as severance pay and payment for accrued vacation, unless required by applicable laws.


                       IX. DETERMINATIONS OF THE COMMITTEE

     The Committee will, subject to the provisions of the Plan, establish such rules and regulations as it deems necessary or advisable for the proper administration of the Plan, and will make determinations and will take such

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other action in connection with or in relation to accomplishing the objectives of the Plan as it deems necessary or advisable. Each determination or other action made or taken pursuant to the Plan, including interpretation of the Plan and the specific conditions and provisions of the Awards granted hereunder by the Committee will be final and conclusive for all purposes and upon all persons including, but without limitation, the Participants, the Company, the Committee, the Board of Directors, the officers, the affected employees of the Company and their respective successors in interest. The Committee has full discretion to reduce the amount of any Award or to refuse to pay any Award.


                          X. AMENDMENT AND TERMINATION

     The Board or the Committee may terminate the Plan at any time. From time to time the Committee may suspend the Plan, in whole or in part. From time to time, the Board or the Committee may amend the Plan, including the adoption of amendments deemed necessary or desirable to correct any defect or supply an omission or reconcile any inconsistency in the Plan or in any Award granted hereunder, so long as share-owner approval has been obtained if required by Code
Section 162(m). No amendment, termination or modification of the Plan may in any manner affect Awards theretofore granted without the consent of the Participant unless the Committee has made a determination that an amendment or modification is in the best interest of all persons to whom Awards have theretofore been granted, but in no event may such amendment or modification result in an increase in the amount of compensation payable pursuant to such Award.


                               XI. APPLICABLE LAW

     The Plan and all rules and determinations made and taken pursuant hereto will be governed by the laws of the State of Georgia and construed accordingly.


                             XII. CHANGE IN CONTROL

     Except as set forth herein, the Committee has no obligation to pay any amounts under the Plan to a Participant who leaves the employ of the Company prior to the end of the Plan Year for any reason. If there is a Change in Control (as defined in this Section XII) at any time during a Plan Year, the Committee promptly will determine the Award which would have been payable to each Participant under the Plan for such Plan Year if he had continued to work for the Company for such entire year and all goals established under Section V had been met in full for such Plan Year, and such Award multiplied by a fraction, the numerator of which will be the number of full calendar months he is an employee of the Company during such Plan Year and the denominator of which will be 12 or the number of full calendar months the Plan is in effect during such Plan Year, whichever is less. The payment of a Participant's nonforfeitable interest in his Award under this Section XII will be made in cash as soon as practicable after his employment by the Company terminates or as soon as practicable after the end of such Plan Year, whichever comes first.

     A "Change in Control," for purposes of this Section XII, will mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") as in effect on January 1, 1999, provided that such a change in control will be deemed to have occurred at such time as (i) any "person" (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act as in effect on January 1, 1999) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act as in effect on January 1, 1999) directly or indirectly, of securities representing 20% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor of the Company; (ii) during any period of two consecutive years or less, individuals who at the beginning of such period constituted the Board of Directors of the Company cease, for any reason, to constitute at least a majority of the Board of Directors, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iii) the share owners of the Company approve any merger or consolidation as a result of which its stock will be changed, converted or exchanged (other than a merger with a wholly-owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of 50% or more of the assets or

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earning power of the Company; or (iv) the share owners of the Company approve any merger or consolidation to which the Company is a party as a result of which the persons who were share owners of the Company immediately prior to the effective date of the merger or consolidation will have beneficial ownership of less than 50% of the combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation; provided, however, that no Change in Control will be deemed to have occurred if, prior to such time as a Change in Control would otherwise be deemed to have occurred, the Board of Directors determines otherwise.

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